Exhibit (g)(2)

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”), effective as of the [  ] day of [  ], 2026, between iCapital Fund Advisors LLC (the “Adviser”), a limited liability company organized and existing under the laws of the State of Delaware, and UBS Asset Management (Americas) LLC (the “Sub-Adviser”), a limited liability company organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser, which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), has entered into an Investment Management Agreement dated as of [  ], 2026 (the “Advisory Agreement”) with Key Multi Alternatives Solutions Fund, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Fund”), and will serve as investment adviser to the Fund;

WHEREAS, Section 1(c) of the Advisory Agreement permits the Adviser, subject to the prior approval of the board of trustees of the Fund (the “Board”), to enter into a sub-advisory agreement pursuant to which the Adviser may delegate to a sub-adviser any of the duties of the Adviser enumerated in the Advisory Agreement;

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling its obligations under the Advisory Agreement, and the Sub-Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. The Adviser hereby retains the Sub-Adviser to act as the investment sub-adviser to the Fund, subject to the supervision and oversight of the Adviser and the Board and in accordance with the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor, and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser. The Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement. For the avoidance of doubt, any such assumption of any such function by the Adviser shall not alone have the effect of terminating this Agreement.

2. DUTIES OF THE SUB-ADVISER.

a. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall manage the investments of the Fund in accordance with the Fund’s investment objective, policies, and restrictions as set forth in the Fund’s confidential private placement memorandum, as may be amended, restated and/or supplemented from time to time (the “PPM”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and such other limitations as the Adviser may institute in writing. The Sub-Adviser shall (a) make investment decisions for the Fund; (b) place purchase and sale orders for portfolio transactions for the Fund; (c) provide reasonable assistance to the Adviser in connection with preparing the PPM and related marketing materials (the PPM and related marketing materials are hereinafter referred to collectively as the “Offering Documents”), which, for the avoidance of doubt, shall remain the sole responsibility of the Adviser; and (d) employ professional portfolio managers and investment analysts to provide research services to the Fund. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment for the Fund’s portfolio.

b. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Agreement and Declaration of Trust, as amended from time to time (the “Declaration of Trust”) and the PPM and with the written instructions and directions of the Board and the Adviser. The Sub-Adviser hereby agrees to:

(i)	formulate and implement a continuous investment program for the Fund as outlined in the PPM;

(ii)

regularly report to the Board and the Adviser (in such form and with such frequency as the Adviser and the Sub-Adviser mutually agree) with respect to the implementation of the Fund’s investment program and make available to the Board and the Adviser such information and records as may be required to assist in their compliance with applicable laws and regulations and compliance by the Fund with the PPM, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings to present such reports to the Board;

(iii)

provide reasonable assistance in connection with determining the fair value of all securities and other investments/assets of the Fund, including, as necessary or applicable, by consulting with the Fund’s pricing agent(s) regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation, with the understanding that ultimate responsibility for determining the valuation of portfolio assets shall rest solely with the Adviser, as the Fund’s valuation designee for purposes of Rule 2a-5 under the 1940 Act;

(iv)

cooperate with, and provide reasonable assistance to, the Board, the Adviser, the Fund’s custodian and foreign sub-custodians, transfer agent, accounting agent, pricing agents, independent auditors, collateral managers and all other agents and representatives of the Fund or the Adviser, as applicable, provide such information with respect to the Fund as any of them may reasonably request from time to time in the performance of their respective obligations to the Fund and the Adviser, provide prompt responses to reasonable requests made by such persons, and establish appropriate interfaces with each so as to promote the efficient and timely exchange of information;

(v)

provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, records and supporting documentation about the composition of accounts and the portfolios the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund which may be reasonably necessary, under applicable law, to allow the Fund or its agent to present historical performance information concerning the Sub-Adviser’s similarly managed accounts and portfolios (A) in the Offering Documents and any other reports and materials prepared by the Fund or its agent, provided the Adviser and the Sub-Adviser determine that inclusion of such information is desirable, in each case in accordance with regulatory requirements or (B) as requested by applicable federal or state regulatory authorities; and

(vi)

review schedules of portfolio holdings of the Fund periodically provided to the Sub-Adviser by the Adviser and promptly confirm to the Adviser the concurrence of the Sub-Adviser’s records with such schedules.

c. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except those expenses incurred by the Sub-Adviser in the operation of the Fund, including, but not limited to all investment related expenses, investment and operational due diligence, etc., which, as specified in the Advisory Agreement, shall be borne by the Fund or the Adviser, as applicable. All other expenses to be incurred in the operation of the Fund will be borne by the Fund or the Adviser, as applicable. The expenses to be borne by the Fund are set out in Section 3(c) of the Advisory Agreement.

d. BROKERAGE. The Adviser shall have general discretion to select brokers, dealers and other financial intermediaries (collectively, “Brokers”) to effect all orders for the purchase and sale of financial instruments on behalf of the Fund; however, the Sub-Adviser shall retain discretion to select Brokers independently for secondary sales. In selecting Brokers to execute transactions on behalf of the Fund, the Adviser and the Sub-Adviser shall seek “best execution” in accordance with its related policies and procedures. In assessing “best execution,” the Adviser and the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the Broker and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting Brokers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser and the Sub-Adviser are authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser and the Sub-Adviser exercise investment discretion so long as the Adviser and the Sub-Adviser comply with the safe harbor provided by Section 28(e) of the Securities Exchange Act of 1934, as amended, and such other conditions and limitations as may be established by the Adviser from time to time, if any. The Sub-Adviser will provide to the Adviser a list of its affiliated broker-dealers, as such may be amended from time to time. The Adviser will provide to the Sub-Adviser a list of its affiliated broker-dealers, as such may be amended from time to time.

e. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedures may limit the size of the position that may be acquired or sold on behalf of the Fund. The Sub-Adviser shall maintain policies and procedures that are reasonably designed to fairly allocate and sequence trades among the Fund and its other clients and will provide the Adviser with a copy of such policies and procedures and any material amendments thereto. If, during a calendar quarter, the Sub-Adviser aggregates any order for the Fund with orders for one or more other clients or allocates any securities purchased or sold pursuant to any such aggregated order, the Sub-Adviser shall, within such reasonable period following the end of each calendar quarter as the parties may mutually agree, provide the Adviser with documentation reasonably sufficient to enable the Adviser to assess compliance with applicable policies and procedures.

f. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains on behalf of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s or the Adviser’s request; provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

g. SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. However, the Sub-Adviser shall from time to time perform such compliance testing with respect to the Fund as agreed with the Adviser in writing, including, without limitation, such monitoring as the Sub-Adviser and the Adviser deem necessary to evaluate the Fund’s compliance with applicable law and regulatory requirements and in accordance with such investment guidelines as are set forth in the PPM. Such compliance testing shall be based upon information in the Sub-Adviser’s possession and upon information and written instructions received from the Adviser or the Fund’s administrator and shall not be held in breach of this Agreement so long as it performs such services in accordance with such information and instructions. The Sub-Adviser shall also provide the Adviser and the Fund’s Chief Compliance Officer (“Fund CCO”) with such responses, attestations, certifications, and other information as may be reasonably requested by the Adviser and the Fund CCO, as applicable, in order to fulfill their respective compliance obligations under applicable law. The Adviser or the Fund’s administrator shall promptly provide the Sub-Adviser with copies of the Declaration of Trust, the Fund’s Bylaws, the PPM and any written policies or procedures adopted by the Board and any amendments or revisions thereto. The Sub-Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser and/or the Fund CCO to evidence the Sub-Adviser’s compliance with the PPM, investment guidelines and/or policies or procedures to the extent applicable to the Sub-Adviser’s duties hereunder. The Sub-Adviser shall not delegate investment advisory services to any third-party concerning transactions for the Fund without the prior written consent of the Adviser. For the avoidance of doubt, notwithstanding any such delegation by the Sub-Adviser of investment advisory services to a third-party in accordance with the foregoing, the Sub-Adviser shall remain fully responsible for all services contemplated to be performed hereunder by the Sub-Adviser by any such third-party delegate in connection therewith.

h. OTHER CORPORATE ACTIONS. The Sub-Adviser is hereby appointed the Fund’s agent and attorney-in-fact to exercise in its discretion all rights and perform all duties which may be exercisable in relation to the Fund’s assets, including, without limitation, to tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto.

i. PROXY VOTING. The Adviser shall retain ultimate responsibility for voting any proxies solicited by an issuer of securities held by the Fund in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Sub-Adviser shall not be obligated to take any action or render any advice with respect to the voting of proxies or taking of any action relating to such issuers which becomes the subject of any legal proceedings including bankruptcies.

j. USE OF NAMES. The Sub-Adviser shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its name and that of its affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required or requested by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization; and provided, further, that in no event shall such approval be unreasonably withheld or delayed. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Sub-Adviser or any of its affiliates in the Offering Documents, sales literature or other material relating to the Fund in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required or requested by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization; and provided, further, that in no event shall such approval be unreasonably withheld or delayed.

k. PORTFOLIO HOLDINGS. The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities held by the Fund to any third party, except in accordance with the Fund’s portfolio holdings disclosure policy provided to the Sub-Adviser by the Adviser or as may otherwise be required by law.

l. DERIVATIVE TRANSACTIONS. The Sub-Adviser is authorized, subject to the supervision of the Adviser and the Board, to place orders for the purchase and sale of exchange-traded (“Listed Derivatives”) and/or over-the-counter (“OTC”) derivative transactions (Listed Derivatives and OTC, together referred to as “Derivative Transactions”). Derivative Transactions shall be governed by the exchange-traded and over-the-counter derivatives documentation including ISDA Master Agreements and corresponding Credit Support Annex, Master Confirmation Agreements, and Confirmations, listed options on margin agreements, listed options agreements, listed derivatives account documents for futures and options on futures, futures account applications, clearing documentation for OTC derivatives, clearing documentation for exchange-traded derivatives, account control agreements for OTC derivatives, account control agreements for exchange-traded derivatives, and agreements with execution and clearing brokers, among other agreements, that the Adviser has signed with swap counterparties, futures commission merchants, and clearing or execution brokers. For the avoidance of doubt, the Adviser shall be responsible for the Fund’s compliance with Rule 18f-4 under the 1940 Act.

m. COMPLIANCE INFORMATION AND ASSURANCES. The Sub-Adviser shall provide the Adviser, the Fund or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Fund or the Board may reasonably request from time to time in order to assist the Adviser, the Fund or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s shareholder reports (e.g., Form N-CSRs), census reporting forms (e.g., Form N-CEN) and portfolio holdings reporting forms (e.g., Form N-PORT) or the financial reports contained therein.

3. COMPENSATION OF THE SUB-ADVISER. During the period in which the Management Fee Waiver Agreement, dated as of [ ], 2026, between the Adviser and the Fund, as it may be extended or modified from time to time (the “Fee Waiver Agreement”), remains in effect (the “Fee Waiver Period”), the Adviser, and not the Fund, will pay a sub-advisory fee to the Sub-Adviser at the annual rate of 0.25% based on the net assets of the Fund as of the close of business on the last business day of the applicable month, as determined by the Adviser or its designee in accordance with the valuation policies and procedures adopted by the Board, without taking into account any repurchase of shares to be effected as of the end of such month (“Month-End Net Assets”). After the Fee Waiver Period, the Adviser, and not the Fund, will pay a sub-advisory fee to the Sub-Adviser at the annual rate of 0.50% of the value of the Fund’s Month-End Net Assets. The sub-advisory fee shall be paid to the Sub-Adviser within ten days after Month-End Net Assets have been finally determined by the Fund, and in all events within 60 days of the respective month end. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment, in good faith and using reasonable care, in rendering its services described in this Agreement. To the fullest extent permitted by applicable law, except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser and its officers, directors, partners, members, shareholders, employees, agents and each other entity or person, if any, controlling the Sub-Adviser or any of its affiliates (the “Sub-Adviser Indemnitees”) shall not be liable for any action taken or omitted to be taken by the Sub-Adviser Indemnitees in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment sub-adviser of the Fund, or for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from a Sub-Adviser Indemnitee’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

a. The Adviser shall indemnify, defend and protect the Sub-Adviser Indemnitees and hold them harmless from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from, or in connection with, this Agreement or the performance by the Sub-Adviser of its obligations and duties hereunder; provided, however, that the Adviser will not indemnify the Sub-Adviser Indemnitees for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

If indemnification is sought, the Sub-Adviser Indemnitees shall promptly notify the Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Adviser shall not relieve the Adviser from any liability that it may otherwise have to the Sub-Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Adviser or the Sub-Adviser Indemnitees with respect to such claim. Following such notification, the Adviser may elect in writing to participate in the defense of such action or proceeding, provided that the Adviser shall not be entitled to participate in the defense if a material conflict exists.

b. The Sub-Adviser shall indemnify, defend and protect the Adviser and its affiliates, and its and their respective officers, directors, partners, members, shareholders, employees, agents and each other entity or person, if any, controlling the Adviser or any of its affiliates (the “Adviser Indemnitees”), and hold them harmless, from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement, including any Losses resulting from any untrue statement of a material fact regarding the Sub-Adviser Disclosures (defined below) contained in the Offering Documents, or the omission to state therein a material fact known to the Sub-Adviser regarding the Sub-Adviser Disclosures which was required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case solely with respect to the Sub-Adviser Disclosures and to the extent that such statement or omission was made in reliance upon information expressly furnished in writing to the Adviser by a Sub-Adviser Indemnitee for inclusion therein without material alteration by the Adviser; provided, however, that the Sub-Adviser will not indemnify the Adviser Indemnitees for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

If indemnification is sought, the Adviser Indemnitees shall promptly notify the Sub-Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Sub-Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Sub-Adviser shall not relieve the Sub-Adviser from any liability that it may otherwise have to the Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Sub-Adviser or the Adviser Indemnitees with respect to such claim. Following such notification, the Sub-Adviser may elect to participate in the defense of such action or proceeding, provided that the Sub-Adviser shall not be entitled to participate in the defense if a material conflict exists.

6. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Fund are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory, management and other services to other persons (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Fund) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. During the term of this Agreement and for a period of one year after termination hereof, the Sub-Adviser will maintain errors and omissions insurance coverage in reasonable amounts covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under current industry practices. Prior to the performance of any services or the commencement of any work under this Agreement, the Sub-Adviser shall furnish the Adviser with a certificate of insurance, which provides evidence of the required insurance coverage and names the Adviser, its agents, officers, associates and assigns as additional insured. The Sub-Adviser shall promptly notify the Adviser of any material reduction to or termination of said coverage. Additionally, the Adviser agrees to cause the Fund to maintain customary directors’ and officers’ liability insurance having a minimum coverage of at least $10 million.

8. CHANGE IN CONTROL. During the term of this Agreement, the Sub-Adviser will notify the Adviser of any proposed, anticipated or actual change of control of the Sub-Adviser (including, without limitation, any action that may be deemed to constitute an “assignment” of the Sub-Advisory Agreement under Section 202(a)(1) of the Advisers Act and in Section 2(a)(4) of the 1940 Act, as interpreted pursuant to Rule 2a-6 under the 1940 Act) prior to or promptly after such change. In addition, the Sub-Adviser will notify the Adviser of any changes to the portfolio manager(s) and/or committee(s) who are jointly and primarily responsible for the day-to-day management of the Fund’s portfolio as soon as practicable after any such change.

9. CONFIDENTIALITY. The Sub-Adviser on the one hand, and the Adviser on the other hand, each acknowledges and agrees that during the course of their association with one another, each party (the “Receiving Party”) may receive and have access to certain information, data, notes, analyses, records, and materials of the other party (the “Disclosing Party”), including, without limitation, all information concerning the Fund, the Fund’s investment strategies, investors, research, systems used for purposes of portfolio evaluation and monitoring, pricing and valuing of financial instruments, each party’s business activities and the terms of this Agreement (collectively, “Confidential Information”). The term “Confidential Information” does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives in violation hereof; (ii) was or becomes available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its representatives or agents to the Receiving Party or its representatives; (iii) becomes available to the Receiving Party or its representatives on a non-confidential basis from a source other than the Disclosing Party or its representatives or agents, provided that such source is not known to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party or its representatives or agents or otherwise prohibited from transmitting the information to the Receiving Party or its representatives by a contractual, legal or fiduciary obligation; (iv) is independently developed by the Receiving Party or on its behalf, provided that such development was by the Receiving Party or on the Receiving Party’s behalf without the use of, or any reference to, the Confidential Information; or (v) is information provided by the Sub-Adviser pursuant to Section 2 hereof. None of the parties hereto shall disclose to third parties or use the other party’s Confidential Information other than as permitted herein, absent the prior written consent of the other party; provided, however that either party may disclose any such Confidential Information regarding the other party, without the other party’s consent: (x) to its legal, accounting or other advisors acting in such capacities; and (y) as required by law, order of a court with appropriate jurisdiction, or upon appropriate request during a regulatory examination. For the avoidance of doubt, nothing in this Agreement is intended to impede, prohibit, or in any way restrict a party from reporting potential violations of federal or state securities or commodities laws or regulations (i.e., “whistleblowing”) to, or otherwise communicating directly with or providing information to (including voluntarily), any governmental agency or entity, including, but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Commodity Futures Trading Commission or any agency’s inspector general or staff, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

10. TERM OF AGREEMENT. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities; provided, that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, in accordance with the requirements of the 1940 Act or any exemptive relief therefrom. This Agreement is terminable, without penalty, at any time, by the Board, by the vote of holders of a majority (as defined in the 1940 Act) of the Fund’s shares or by the Adviser, in each case on 60 days’ written notice to the Sub-Adviser; by the Sub-Adviser, upon 60 days’ written notice to the Adviser; by the Adviser or the Sub-Adviser, upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach within thirty (30) days after written notice; and three business days after the Sub-Adviser receives written notice of the termination of the Advisory Agreement between the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

11. REPRESENTATIONS OF THE SUB-ADVISER AND THE ADVISER. The Sub-Adviser represents, warrants, and agrees as follows:

a. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

b. The Sub-Adviser has provided, and in the future will provide, information about itself, its operations, duties and responsibilities and the Fund’s investment program (collectively, the “Sub-Adviser Disclosures”) for inclusion in the Offering Documents, and has reviewed the Sub-Adviser Disclosures as set forth therein and acknowledges that such information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading; provided, however, that the Sub-Adviser makes no representations regarding, and accepts no responsibility for, any information in the Offering Documents other than such information expressly furnished by the Sub-Adviser for inclusion in the Offering Documents without material alteration, and nothing herein shall be construed to limit or modify the Sub-Adviser’s obligations under Section 5(b). The Sub-Adviser further agrees to inform the Adviser and the Fund’s administrator immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Offering Documents and of any statement contained in the Offering Documents which becomes untrue in any material respect.

c. The Sub-Adviser is duly formed and validly existing in its jurisdiction of formation and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Sub-Adviser and constitutes a legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Sub-Adviser in connection with the execution, delivery and performance of this Agreement by the Sub-Adviser, other than those already made or obtained or to be made or obtained.

d. All information provided by the Sub-Adviser to the Adviser for use in connection with this Agreement, including Sub-Adviser Disclosures provided for inclusion in the Offering Documents, is true and accurate in all material respects, and does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

e. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Fund with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its Access Persons (as defined in Rule 17j-1) have complied with the Sub-Adviser’s Code of Ethics with respect to the Fund and (ii) identifying any material violations which have occurred with respect to the Fund. Upon the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Sub-Adviser’s code of ethics. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Fund, the Sub-Adviser agrees to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

f. The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Fund. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

g. The Sub-Adviser has provided the Adviser and the Fund with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to such Form ADV to the Adviser. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund within the meaning of the 1940 Act and the Advisers Act.

h. The Sub-Adviser confirms that neither it nor any of its “affiliated persons,” as defined in the 1940 Act, are affiliated persons of: (i) the Adviser; (ii) iCapital Markets LLC, the distributor for the Fund; or (iii) any trustee or officer of the Fund.

The Adviser represents, warrants, and agrees as follows:

i. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; and (ii) is not prohibited by the 1940 Act, the Advisers Act or any law or regulation from delegating the services contemplated by this Agreement.

j. The Adviser is duly formed and validly existing in its jurisdiction of formation and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Adviser in connection with the execution, delivery and performance of this Agreement by the Adviser, other than those already made or obtained or to be made or obtained.

k. All information provided by the Adviser to the Sub-Adviser for use in connection with this Agreement is true and accurate in all material respects, and neither such information nor the Offering Documents, excluding any information therein that has been provided by the Sub-Adviser, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

l. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act.

12. PROVISION OF CERTAIN INFORMATION BY THE SUB-ADVISER. The Sub-Adviser will promptly notify the Adviser (1) in the event the SEC or other governmental authority has, during the term of this Agreement, censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions provided that such procedures or investigations result in a material adverse effect on the Sub-Adviser or the Fund or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Fund on behalf of the Fund’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement, the Sub-Adviser will provide reasonable assistance to the Fund in connection with the Fund’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Such assistance shall include, but is not limited to, (i) certifying periodically, upon the reasonable request of the Fund, that, to the knowledge of the Sub-Adviser, the Fund is in compliance with all applicable “federal securities laws,” as required by Rule 38a-l under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Fund to evaluate the effectiveness of its compliance controls; (iii) providing the Fund CCO with direct access to its compliance personnel; (iv) providing the Fund CCO with periodic reports; and (v) promptly providing special reports in the event of any compliance matters. Further, the Sub-Adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Fund (collectively, the “Certifying Officers”) are required to certify with respect to the Fund’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by the Sub-Adviser of which they do not have firsthand knowledge. Consequently, the Sub-Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Fund under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall, upon request from the Fund, provide certifications to the Fund to be relied upon by the Certifying Officers in certifying the Fund’s periodic reports on Form N-CSR, in a form satisfactory to the Fund.

13. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or, to the knowledge of the Adviser, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Adviser shall provide the Sub-Adviser such information as may reasonably be necessary for the Sub-Adviser to fulfill its compliance obligations under this Agreement.

14. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties hereto.

15. LIMITATION OF LIABILITY. The Adviser and the Sub-Adviser acknowledge and agree that the Fund is not a party to this Agreement. Nothing in this Agreement shall be construed to impose any obligation or liability on the Fund. No Board member, shareholder, nominee, officer, employee or agent of the Fund, whether past, present or future, shall be personally liable under this Agreement. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

16. MISCELLANEOUS.

a. GOVERNING LAW AND FORUM SELECTION. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts, (b) waives any objection to venue in either Designated Court, and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

b. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

c. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties hereto relating to the subject matter hereof.

d. SEVERABILITY. Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and shall be interpreted to give effect to the intent manifested thereby.

e. SURVIVAL. In the event of termination or other expiration of this Agreement, Sections 2.c, 2.f, 2.g, 2.j, 2.k, 2.m, 4, 5, 7, 9, 12, 15 and 16 shall survive such termination or other expiration. All the provisions of this Agreement shall survive the termination or other expiration of this Agreement with respect to any obligation accruing or arising before such termination or other expiration.

f. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

g. NOTICES. Except as otherwise noted, all other notices under this Agreement shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

All notices to the Adviser shall be sent to:

iCapital Fund Advisors LLC

60 East 42nd Street

New York, New York 10165

Attention: Brian Hourihan

Email: Brian.Hourihan@icapital.com

All notices to the Sub-Adviser shall be sent to:

UBS Asset Management (Americas) LLC

1285 Avenue of the Americas

New York, New York 10019

Attention: Edward Burman

Email: edward.burman@ubs.com

Withy a copy to ol-ugamslegalnotices@ubs.com, Michael Lemos (michael.lemos@ubs.com), Martin Fuchs (martin.fuchs@ubs.com) and Chris Vaz (chris.vaz@ubs.com).

h. DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV prior to the execution of this Agreement.

i. THIRD-PARTY BENEFICIARIES. The sole parties to this Agreement are the Adviser and the Sub-Adviser, and the Adviser and the Fund are the sole beneficiaries of the Sub-Adviser’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any other third party, including without limitation a record owner or beneficial owner of the Fund’s shares, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement.

j. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument. The parties may exchange facsimiles or .pdf images by email of actual signatures in lieu of mailing physical copies of counterparts.

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If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE ADVISER:

iCAPITAL FUND ADVISORS LLC

By:
Name:
Title:

THE SUB-ADVISER:

UBS ASSET MANAGEMENT (AMERICAS) LLC

By:
Name:
Title:

By:
Name:
Title: